Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FOURTH QUARTER AND FISCAL 2016 RESULTS

FORT WORTH, Texas, (March 9, 2017) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced results for its fourth quarter and fiscal year ended December 31, 2016, including the following highlights:

•	Fiscal 2016 net income of $6.5 million, or $0.34 per diluted share
•	4th quarter 2016 net loss of $3.7 million, or $0.20 per diluted share
•	4th quarter and fiscal 2016 net catastrophe losses of $0.6 million and $11.0 million, respectively
•	4th quarter and fiscal 2016 adverse prior year reserve development of $8.4 million and $7.6 million, respectively
•	Fiscal 2016 net combined ratio of 99.8%, including 3.1% and 2.2% attributable to catastrophe losses and adverse prior year reserve development, respectively

“The 4th Quarter results were disappointing and the conclusion of a challenging year for Hallmark in 2016. Deteriorated results in the automobile line of business, both commercial and personal, as well as higher than expected property catastrophe losses were the primary drivers of our results in 2016. For the year, excluding the 3.1% impact of catastrophe losses and the 2.2% impact from adverse prior accident year reserve development, driven by deteriorating auto results from those prior years, the combined ratio for the group would have been 94.5%,” said Naveen Anand, President and Chief Executive Officer.

“In the quarter, we noted adverse prior year reserve development and higher current accident year loss trends resulting in an increase of our loss ratio estimates for the auto line of business in both our Specialty Commercial and Personal Segments. Actions to improve these results have been underway through the course of 2016,” continued Mr. Anand.

“In our Personal Segment we have continued to increase rates, culled under-performing risks, implemented significant improvement in claim handling and further reduced our geographic footprint to a core of ten states where we expect to gain scale and profitability as 2017 progresses. As a result of these actions, the elevated frequency and severity trends we’ve seen are beginning to plateau.”

“In our Specialty Commercial Segment, the auto portfolio experienced a number of large losses in the quarter along with the noted unfavorable reserve development from prior accident years. This led us to increase our current accident year loss estimates as well as to address the prior year reserve development. In the quarter, we implemented an exit from two poorly performing states. Furthermore, we continued to increase rates and expect the impact of rate changes to flow through in 2017.”

“When I joined Hallmark in late 2014, we launched a strategy to diversify our auto driven, regionally focused portfolio to mitigate volatility and improve our earnings trend. As a result, we’ve given greater emphasis and focus on developing a broader portfolio of specialty products, geographic diversification, investing in talent, enhancing our technology and driving better data and analytics to our pricing decisions. These strategic initiatives are beginning to have the desired outcome. Our Specialty Commercial Segment now accounts for over 70% of our gross written premium and drives the largest contribution to our net income, return on equity and growth. We are equally focused on getting sustained positive contribution from our Standard Commercial and Personal Segments,” concluded Mr. Anand.

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Hallmark reported book value per share of $14.28 as of December 31, 2016, an increase of 4% over prior year. Total cash and investments increased $39.3 million during fiscal 2016 to $741.1 million, an increase of 8% per share to $39.82 per share. Our cash balances (including restricted cash) totaled $87.0 million as of December 31, 2016.”

Fourth Quarter
	2016	2015	% Change
	($ in thousands, unaudited)
Gross premiums written	129,528	123,515	5%
Net premiums written	83,275	82,341	1%
Net premiums earned	90,550	85,503	6%
Investment income, net of expenses	4,399	3,918	12%
Gain (loss) on investments (1)	930	(55)	nm
Other-than-temporary impairments	-	(1,130)	-100%
Total revenues	97,254	90,071	8%
Net income	(3,662)	3,446	-206%
Net income per share - basic	$(0.20)	$0.18	-211%
Net income per share - diluted	$(0.20)	$0.18	-211%
Book value per share	$14.28	$13.72	4%
Cash flow from operations	5,322	9,835	-46%

Fiscal Year
	2016	2015	% Change
	($ in thousands)
Gross premiums written	549,077	514,223	7%
Net premiums written	361,829	356,944	1%
Net premiums earned	353,370	349,081	1%
Investment income, net of expenses	16,342	13,969	17%
Gain on investments (1)	2,519	5,826	-57%
Other-than-temporary impairments	(2,888)	(3,323)	-13%
Total revenues	375,952	372,402	1%
Net income	6,526	21,863	-70%
Net income per share - basic	$0.35	$1.14	-69%
Net income per share - diluted	$0.34	$1.13	-70%
Book value per share	$14.28	$13.72	4%
Cash flow from operations	30,854	52,936	-42%
(1) includes unrealized gain on other investment recognized in earnings

Fourth Quarter 2016 Commentary

Hallmark reported net income (loss) of ($3.7) million and $6.5 million for the three months and fiscal year ended December 31, 2016 as compared to net income of $3.4 million and $21.9 million for the same periods the prior year. On a diluted basis per share, the Company reported net income (loss) of ($0.20) per share and $0.34 per share for the three months and fiscal year ended December 31, 2016, as compared to net income of $0.18 per share and $1.13 per share for the same periods the prior year.

Hallmark's consolidated net loss ratio was 85.5% and 71.8% for the three months and fiscal year ended December 31, 2016, as compared to 68.2% and 65.9% for the same periods the prior year. Hallmark's net expense ratio was 25.5% and 28.0% for the three months and fiscal year ended December 31, 2016 as compared to 27.3% and 28.0% for the same periods the prior year. Hallmark’s net combined ratio was 111.0% and 99.8% for the three months and fiscal year ended December 31, 2016 as compared to 95.5% and 93.9% for the same periods the prior year.

During the three months and fiscal year ended December 31, 2016, Hallmark’s total revenues were $97.3 million and $376.0 million, representing an increase of 8% and 1%, respectively, from the $90.1 million and $372.4 million in total revenues for the same periods of 2015. During the three months and fiscal year ended December 31, 2016, Hallmark’s income (loss) before tax was ($6.2) million and $8.5 million as compared to the $5.1 million and $31.9 million reported during the same periods the prior year.

The increase in revenue for the three months ended December 31, 2016 was primarily attributable to higher net premiums earned, net realized gains in the current quarter as compared to net realized losses on our investment portfolio in the prior year quarter, higher net investment income and higher other income partially offset by lower finance charge revenue and lower commission and fee revenue. The higher net premiums earned were driven by higher net premiums written in the Specialty Commercial Segment and Personal Segment.

The decrease in income before tax for the three months ended December 31, 2016 was due primarily to increased losses and loss adjustment expenses (“LAE”) of $19.1 million and higher interest expense of $0.3 million partially offset by the increase in revenue discussed above and lower other operating expenses of $1.0 million. The increase in losses and LAE was primarily the result of higher unfavorable net prior year loss reserve development in the Specialty Commercial Segment and Personal Segment, as well as higher current accident year loss trends in each of the reporting segments that was partially offset by higher favorable net prior year loss reserve development in the Standard Commercial Segment. The increase in interest expense was due to interest on a new revolving credit facility (“Facility B”) entered into on December 17, 2015.

The increase in revenue during the fiscal year ended December 31, 2016 was primarily attributable to higher net premiums earned, higher net investment income and higher commission and fee revenue, partially offset by realized losses recognized on the investment portfolio during the current period as compared to realized gains recognized during the same period the prior year and lower finance charges. The increased net premiums earned were primarily attributable to higher net premiums written in the Specialty Commercial Segment and the favorable impact of increased retention under a quota share reinsurance agreement in the Personal Segment effective October 1, 2014, partially offset by the adverse impact on the Standard Commercial Segment of ceding substantially all unearned workers’ compensation premiums effective July 1, 2015.

The decrease in income before tax for the year ended December 31, 2016 was due primarily to increased losses and LAE of $23.5 million, higher operating expenses of $2.8 million and higher interest expense of $0.6 million, partially offset by the increased revenue discussed above. The increase in losses and LAE was primarily the result of unfavorable net prior year loss reserve development and higher current accident year loss trends in the Specialty Commercial Segment and Personal Segment, partially offset by higher favorable net prior year loss reserve development in the Standard Commercial Segment. During the fiscal year ended December 31, 2016, Hallmark recorded unfavorable prior year net loss reserve development of $7.6 million as compared to $7.0 million of favorable prior year net loss reserve development for the same period of 2015. Hallmark incurred an aggregate of $11.0 million of net catastrophe losses during the year ended December 31, 2016 as compared to $9.3 million for the same period the prior year. Other operating expenses increased during the year ended December 31, 2016, primarily as the result of increased salary and related expenses in the Specialty Commercial Segment and a $1.8 million payment to settle the earn-out related to a previous acquisition accrued during the second quarter of 2016, partially offset by lower production related expenses predominately in the Specialty Commercial Segment. The increase in interest expense was due to interest on the Facility B revolving credit facility entered into during the fourth quarter of 2015.

During the fiscal year ended December 31, 2016, Hallmark’s cash flow provided by operations was $30.9 million compared to cash flow provided by operations of $52.9 million during the same period the prior year. The decrease in operating cash flow was primarily due to increased paid losses, including timing of reinsurance claim settlements, partially offset by increased net collected premiums, lower taxes paid, lower net paid operating expenses and higher collected net investment income.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is a diversified specialty property/casualty insurer with offices in Dallas-Fort Worth, San Antonio, Chicago, Los Angeles and Atlanta. Hallmark markets, underwrites and services over half a billion dollars annually in commercial and personal insurance premiums in select markets. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Dec. 31	Dec. 31
ASSETS	2016	2015
Investments:
Debt securities, available-for-sale, at fair value (cost: $597,784 in 2016 and $538,629 in 2015)	$597,457	$531,325
Equity securities, available-for-sale, at fair value (cost: $31,449 in 2016 and $24,524 in 2015)	51,711	47,050
Other investment (cost; $3,763 in 2016 and $427 in 2015)	4,951	454
Total investments	654,119	578,829
Cash and cash equivalents	79,632	114,446
Restricted cash	7,327	8,522
Ceded unearned premiums	81,482	65,094
Premiums receivable	89,715	83,376
Accounts receivable	2,269	2,005
Receivable for securities	3,047	10,424
Reinsurance recoverable	147,821	114,287
Deferred policy acquisition costs	19,193	20,366
Goodwill	44,695	44,695
Intangible assets, net	12,491	14,959
Deferred federal income taxes, net	1,365	3,360
Federal income tax recoverable	3,951	1,779
Prepaid expenses	1,552	3,213
Other assets	13,801	10,192
Total Assets	$1,162,460	$1,075,547
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$30,000
Subordinated debt securities (less unamortized debt issuance cost of $1,001 in 2016 and $1,053 in 2015)	55,701	55,649
Reserves for unpaid losses and loss adjustment expenses	481,567	450,878
Unearned premiums	241,254	216,407
Reinsurance balances payable	46,488	33,741
Pension liability	2,203	2,496
Payable for securities	14,215	1,097
Accounts payable and other accrued expenses	25,296	23,253
Total Liabilities	896,724	813,521
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2016 and 2015	3,757	3,757
Additional paid-in capital	123,166	123,480
Retained earnings	148,027	141,501
Accumulated other comprehensive income	10,371	7,418
Treasury stock (2,260,849 shares in 2016 and 1,775,512 shares in 2015), at cost	(19,585)	(14,130)
Total Stockholders’ Equity	265,736	262,026
Total Liabilities & Stockholders' Equity	$1,162,460	$1,075,547

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Fiscal Year Ended
($ in thousands, except share amounts)	December 31		December 31
	2016	2015	2016	2015
Gross premiums written	$129,528	$123,515	$549,077	$514,223
Ceded premiums written	(46,253)	(41,174)	(187,248)	(157,279)
Net premiums written	83,275	82,341	361,829	356,944
Change in unearned premiums	7,275	3,162	(8,459)	(7,863)
Net premiums earned	90,550	85,503	353,370	349,081

Investment income, net of expenses	4,399	3,918	16,342	13,969
Net realized gains (losses)	930	(1,185)	(369)	2,503
Finance charges	1,152	1,552	4,977	5,952
Commission and fees	149	254	1,427	213
Other income	74	29	205	684
Total revenues	97,254	90,071	375,952	372,402

Losses and loss adjustment expenses	77,454	58,329	253,688	230,149
Operating expenses	24,206	25,175	106,769	103,993
Interest expense	1,151	863	4,549	3,906
Amortization of intangible assets	617	617	2,468	2,468
Total expenses	103,428	84,984	367,474	340,516

Income before tax	(6,174)	5,087	8,478	31,886
Income tax expense	(2,512)	1,641	1,952	10,023
Net income	$(3,662)	$3,446	$6,526	$21,863

Net income per share:
Basic	$(0.20)	$0.18	$0.35	$1.14
Diluted	$(0.20)	$0.18	$0.34	$1.13

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Dec. 31
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Gross premiums written	$93,710	$87,947	$17,190	$18,182	$18,628	$17,386	$-	$-	$129,528	$123,515
Ceded premiums written	(35,577)	(30,471)	(1,914)	(2,617)	(8,762)	(8,086)	-	-	(46,253)	(41,174)
Net premiums written	58,133	57,476	15,276	15,565	9,866	9,300	-	-	83,275	82,341
Change in unearned premiums	4,373	582	1,331	1,243	1,571	1,337	-	-	7,275	3,162
Net premiums earned	62,506	58,058	16,607	16,808	11,437	10,637	-	-	90,550	85,503

Total revenues	66,419	61,840	17,502	17,923	12,830	12,442	503	(2,134)	97,254	90,071

Losses and loss adjustment expenses	53,716	35,496	11,113	13,133	12,625	9,700	-	-	77,454	58,329

Pre-tax income (loss), net of non-controlling interest	(1,426)	11,538	1,243	(560)	(2,992)	(289)	(2,999)	(5,602)	(6,174)	5,087

Net loss ratio (1)	85.9%	61.1%	66.9%	78.1%	110.4%	91.2%			85.5%	68.2%
Net expense ratio (1)	22.3%	25.4%	31.5%	32.5%	21.4%	17.7%			25.5%	27.3%
Net combined ratio (1)	108.2%	86.5%	98.4%	110.6%	131.8%	108.9%			111.0%	95.5%

Favorable (Unfavorable) Prior Year Development	(10,564)	295	3,531	2,697	(1,358)	(601)	-	-	(8,391)	2,391

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Fiscal Year Ended Dec. 31
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Gross premiums written	$388,914	$351,050	$76,891	$81,892	$83,272	$81,281	$-	$-	$549,077	$514,223
Ceded premiums written	(139,842)	(109,275)	(8,401)	(10,795)	(39,005)	(37,209)	-	-	(187,248)	(157,279)
Net premiums written	249,072	241,775	68,490	71,097	44,267	44,072	-	-	361,829	356,944
Change in unearned premiums	(7,182)	(4,135)	(980)	1,516	(297)	(5,244)	-	-	(8,459)	(7,863)
Net premiums earned	241,890	237,640	67,510	72,613	43,970	38,828	-	-	353,370	349,081

Total revenues	255,897	249,910	71,966	76,864	49,826	45,538	(1,737)	90	375,952	372,402

Losses and loss adjustment expenses	169,125	148,664	41,173	47,071	43,390	34,414	-	-	253,688	230,149

Pre-tax income (loss)	24,417	40,277	8,866	6,687	(6,839)	(885)	(17,966)	(14,193)	8,478	31,886

Net loss ratio (1)	69.9%	62.6%	61.0%	64.8%	98.7%	88.6%			71.8%	65.9%
Net expense ratio (1)	25.3%	25.6%	33.0%	32.6%	21.5%	19.0%			28.0%	28.0%
Net combined ratio (1)	95.2%	88.2%	94.0%	97.4%	120.2%	107.6%			99.8%	93.9%

Favorable (Unfavorable) Prior Year Development	(12,502)	2,147	9,901	7,416	(5,007)	(2,610)	-	-	(7,608)	6,953

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.